FOR IMMEDIATE RELEASE
NOVEMBER 8, 2007

Investor Contact:	Crystal C. Bell, Investor Relations Specialist Phone: (214) 721-9407

Media Contact:	Jill McMillan, Manager of Public & Industry Affairs Phone: (214) 721-9271
CROSSTEX ENERGY REPORTS THIRD-QUARTER 2007 RESULTS
Recent Projects Expand Companies Capacity and Contribute to Record Quarter
DALLAS, November 8, 2007 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the third quarter of 2007.
Third-Quarter 2007 — Crosstex Energy, L.P. Financial Results
The Partnership reported net income of $2.1 million in the third quarter of 2007, compared with net income of $0.9 million in the third quarter of 2006. The Partnership’s distributable cash flow in the third quarter of 2007 was $31.9 million, or 4.7 times the amount required to cover its minimum quarterly distribution of $0.25 per unit and 1.4 times the amount required to cover its recently increased quarterly distribution of $0.59 per unit. Distributable cash flow in the third-quarter 2007 increased $10.8 million, or 51 percent, over distributable cash flow of $21.1 million in the third quarter of 2006. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
“We are aggressively pushing ahead with our growth strategy. Our record third quarter results demonstrate our ability to execute on our growth plans and highlight that our suite of assets and leadership team is well positioned to continue to generate solid performance,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Our core North Texas area continued its rapid growth and other previously announced projects, including the Red River Lateral in North Louisiana and the St. James interconnect, expanded much needed capacity to our Crosstex LIG system, increased throughput and added new markets for our customers,” Davis added.
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Crosstex Reports Third-Quarter 2007 Earnings

In addition to the build-out of the Barnett Shale systems acquired from Chief last year, Crosstex recently announced the expansion of a low pressure gathering system in North Johnson County that will significantly increase its footprint in the region. In the third quarter, the company also completed a 200 million cubic feet per day gas processing plant and expanded gathering systems by connecting another 57 wells.
“The tremendous level of activity in the Barnett Shale continues to exceed our expectations,” stated Davis. “As promised last quarter, we more than tripled our gas processing capacity in the area during the third quarter. We also announced plans for a 29-mile low-pressure gas gathering system and pipeline in North Johnson County. The new pipeline system allows us to expand our services to major E&P companies in the Barnett Shale,” Davis added.
Third-quarter 2007 gross margin was $100.1 million, compared with $74.8 million in the corresponding 2006 period, a 34 percent increase. Gross margin from the Midstream segment rose 40 percent to $85.7 million in the third quarter of 2007 versus gross margin of $61.0 million for the same quarter last year. The increase is due to higher system throughput from continued expansion of gathering and transportation systems in the Barnett Shale and system expansion projects on our Crosstex LIG system as well as higher processing margins during the third quarter 2007.
Gross margin from the Treating segment increased 4 percent to $14.4 million compared with a gross margin of $13.8 million for the third quarter of 2006. The increase was due to a greater number of plants in service. The Partnership had 195 treating and dew point control plants in service at the end of the third-quarter 2007 versus 176 plants in service at the end of third-quarter 2006.
Operating expenses were $32.4 million in the third quarter of 2007 compared with $28.1 million in the third quarter of 2006. The increase was related to expansion of gathering assets in the Barnett Shale in North Texas and the completion of the Red River Lateral in April 2007. In the third quarter of 2007, general and administrative expenses rose to $16.1 million from $11.5 million in the year-ago quarter primarily due to staff additions to support the Partnership’s expanding asset base. Interest expense was $20.5 million in the third quarter of 2007 versus $15.3 million in the year-ago quarter due to increased debt for growth activities.
The net loss per limited partner unit in the third quarter of 2007 was $0.10 per unit versus a net loss of $0.12 per unit in the corresponding quarter of 2006. The loss per limited partner unit was impacted by the $4.7 million preferential allocation of net income to the general partner in the third quarter of 2007, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation reduced the limited partners’ share of net income to a net loss of $2.6 million in the quarter.
Third-Quarter 2007 — Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $2.2 million for the third quarter of 2007 compared with net income of $1.5 million for the comparable period in 2006. The Corporation’s net income before income taxes and interest of noncontrolling partners in the net income of the Partnership was $1.8 million in the third quarter of 2007 compared with a net loss of $0.3 million in the third quarter of 2006.
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Crosstex Reports Third-Quarter 2007 Earnings

The Corporation’s share of Partnership distributions, including distributions on its 10 million participating limited partner units, its two percent general partner interest, and the incentive distribution rights, was $12.6 million in the third quarter of 2007. Its share of Partnership distributions in the third quarter of 2006 was $11.1 million. The recently announced increase in the Partnership’s distribution of $0.02 per unit raised the Corporation’s share of distributions by $0.7 million from $11.9 million in the second quarter of 2007 to $12.6 million in the third quarter of 2007.
Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss third-quarter 2007 results today, November 8, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time). The dial-in number for the call is 1-800-299-9630, and the passcode is “Crosstex.” Callers outside the United States should dial 1-617-786-2904, and the passcode is “Crosstex.” A live Web cast of the call can be accessed on the Investors page of Crosstex Energy’s Web site at www.crosstexenergy.com. A replay of the call can be accessed for 30 days by dialing 888-286-8010. International callers should dial 1-617-801-6888 for a replay. The passcode for all callers listening to the replay is 11815465. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 13 processing plants, four fractionators, and approximately 200 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for over 3.5 billion cubic feet per day of natural gas, or approximately 7.0 percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure that we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before noncash charges, less maintenance capital expenditures and amortization of costs of certain derivatives (puts). The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts is being amortized against Distributable Cash Flow over their life.
We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a
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Crosstex Reports Third-Quarter 2007 Earnings

meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements identified by the use of words such as “forecast,” “anticipate,” “expect” and “estimate.” These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership’s and the Corporation’s assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership’s and the Corporation’s results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks; and (7) other factors discussed in the Partnership’s and the Corporation’s Form 10-K’s for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

Crosstex Reports Third-Quarter 2007 Earnings

CROSSTEX ENERGY, L.P.
Selected Financial & Operating Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues
Midstream	$926,726	$837,942	$2,721,193	$2,368,907
Treating	15,956	16,643	48,563	46,223
Profit from Energy Trading Activities	587	700	2,180	1,930

	943,269	855,285	2,771,936	2,417,060
Cost of Gas
Midstream	841,580	777,644	2,503,523	2,210,465
Treating	1,617	2,870	6,208	7,359

	843,197	780,514	2,509,731	2,217,824
Gross Margin	100,072	74,771	262,205	199,236
Operating Expenses	32,404	28,073	89,716	72,874
General and Administrative	16,127	11,476	43,010	33,751
(Gain) Loss on Sale of Property	2	132	(1,819)	23
(Gain) Loss on Derivatives	526	(3,605)	(3,969)	(1,839)
Depreciation and Amortization	28,030	22,424	78,525	58,182

Total	77,089	58,500	205,463	162,991
Operating Income	22,983	16,271	56,742	36,245
Interest Expense and Other	(20,481)	(15,269)	(56,159)	(35,671)

Net Income (Loss) before Minority Interest and Taxes	2,502	1,002	583	574
Minority Interest in Subsidiary	(136)	(41)	(186)	(223)
Income Tax Provision	(236)	(58)	(655)	(356)

Income (Loss) before Cumulative Effect of Accounting Change	2,130	903	(258)	(5)

Cumulative Effect of Accounting Change	—	—	—	689

Net Income (Loss)	$2,130	$903	$(258)	$684

General Partner Share of Net Income (Loss)	$4,737	$4,143	$13,444	$12,181

Limited Partners’ Share of Net Income (Loss)	$(2,607)	$(3,240)	$(13,702)	$(11,497)

Net Income (Loss) per Limited Partners’ Unit after Accounting Change:
Basic and Diluted Common Unit	$(0.10)	$(0.12)	$(0.51)	$(0.74)

Basic and Diluted Senior Subordinated A Unit	$—	$—	$—	$5.31

Weighted Average Limited Partners’ Units Outstanding:
Basic and Diluted Common Units	26,718	26,602	26,682	26,245

Basic and Diluted Senior Subordinated A Units	—	—	—	1,495

Crosstex Reports Third-Quarter 2007 Earnings

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net Income (Loss)	$2,130	$903	$(258)	$684
Depreciation and Amortization (1)	27,999	22,352	78,351	57,967
Stock-based Compensation	3,549	2,328	8,635	6,210
Financial Derivatives Mark-to-Market	2,460	(2,357)	439	1,936
Cumulative Effect of Accounting Change	—	—	—	(689)
Other	44	1,262	133	1,554

Cash Flow	36,182	24,488	87,300	67,662
Amortization of Put Premiums	(2,708)	(1,305)	(6,176)	(2,992)
Maintenance Capital Expenditures	(1,609)	(2,044)	(6,165)	(4,773)

Distributable Cash Flow	$31,865	$21,139	$74,959	$59,897

Minimum Quarterly Distribution (MQD)	$6,818	$6,788	$20,513	$20,346
Distributable Cash Flow/MQD	4.67	3.11	3.65	2.94
Actual Distribution	$22,796	$20,274	$65,318	$59,167
Distribution Coverage	1.40	1.04	1.15	1.01
Distributions per Limited Partner Unit	$0.59	$0.55	$1.72	$1.62

(1)	Excludes minority interest share of depreciation and amortization of $31,000 and $174,000 for the three and nine months ended September 30, 2007, respectively, and $72,000 and $215,000 for the three months and nine months ended September 30, 2006, respectively.

Crosstex Reports Third-Quarter 2007 Earnings

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Pipeline Throughput (MMBtu/d)
LIG Pipeline and Marketing	1,023,000	718,000	921,000	675,000
South Texas	429,000	373,000	396,000	378,000
North Texas — Gathering	381,000	102,000	302,000	70,000
North Texas — Transmission	297,000	24,000	188,000	23,000
Other Midstream	202,000	179,000	186,000	215,000

Total Gathering and Transmission Volume	2,332,000	1,396,000	1,993,000	1,361,000

Natural Gas Processed and Fractionated (MMBtu/d)
South Louisiana	1,473,000	1,561,000	1,439,000	1,471,000
LIG System	314,000	342,000	317,000	335,000
South Texas	219,000	228,000	221,000	213,000
North Texas	150,000	20,000	102,000	10,000

Total Gas Volumes Processed and Fractionated	2,156,000	2,151,000	2,079,000	2,029,000

Commercial Services Volume (MMBtu/d)	92,000	95,000	95,000	152,000

North Texas Gathering (1)
Wells Connected	57	46	157	46

Treating Plants and Dew Point Control Plants in Service (2)	195	176	195	176

(1)	North Texas Gathering assets were acquired June 29, 2006.

(2)	Treating Plants and Dew Point Control Plants in Service represents plants in service on the last day of the period.

Crosstex Reports Third-Quarter 2007 Earnings

CROSSTEX ENERGY, INC.
Selected Financial & Operating Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)
Revenues
Midstream	$926,726	$837,942	$2,721,193	$2,368,907
Treating	15,956	16,643	48,563	46,223
Profit from Energy Trading Activities	587	700	2,180	1,930

	943,269	855,285	2,771,936	2,417,060

Cost of Gas
Midstream	841,580	778,527	2,503,523	2,210,465
Treating	1,617	2,870	6,208	7,359

	843,197	781,397	2,509,731	2,217,824

Gross Margin	100,072	73,888	262,205	199,236

Operating Expenses	32,420	28,080	89,749	72,907
General and Administrative	16,886	11,978	45,074	35,354
(Gain) Loss on Sale of Property	2	132	(1,819)	23
(Gain) Loss on Derivatives	526	(3,605)	(3,969)	(1,839)
Depreciation and Amortization	28,042	22,436	78,560	58,225

Total	77,876	59,021	207,595	164,670

Operating Income	22,196	14,867	54,610	34,566

Interest Expense and Other	(20,390)	(15,183)	(55,826)	(33,782)

Income (Loss) before Gain on Issuance of Partnership Units, Income Taxes and Interest of Noncontrolling Partners in the Partnership’s Net Loss	1,806	(316)	(1,216)	784
Gain on Issuance of Units of the Partnership	—	—	—	18,955
Income Tax Provision	(1,121)	(670)	(2,714)	(11,242)
Interest of Noncontrolling Partners in the Partnership’s Net Loss	1,495	2,502	8,377	7,323

Net Income before Cumulative Effect of Accounting Change	2,180	1,516	4,447	15,820

Cumulative Effect of Accounting Change	—	—	—	170

Net Income	$2,180	$1,516	$4,447	$15,990

Net Income per Common Share after Accounting Change:

Basic Earnings per Common Share	$0.05	$0.03	$0.10	$0.39

Diluted Earnings per Common Share	$0.05	$0.03	$0.10	$0.39

Weighted Average Shares Outstanding:

Basic	45,996	45,942	45,978	40,896

Diluted	46,655	46,506	46,591	41,379

Dividends per Common Share	$0.24	$0.21	$0.69	$0.62